Exhibit 10.17

SEPARATION AND RELEASE AGREEMENT

This Separation and Release Agreement (this “Agreement”) is entered into by and between INTERACTIVE INTELLIGENCE, INC. (the “Company”) and JEREMIAH J. FLEMING (“Fleming”).

Recitals

A.  Fleming has been employed with the Company in various executive positions pursuant to that certain Employment Agreement dated as of March 1, 1997, as amended by that certain Employment Agreement Amendment A dated as of May 14, 1999 and by that certain Second Amendment to Employment Agreement dated as of February 23, 2000 (as so amended the “Employment Agreement”).

B.  Fleming and the Company desire for Fleming to voluntarily resign and terminate his employment with the Company effective March 6, 2007, under the terms of this Agreement.

C.  In consideration of Fleming’s release and waiver of any and all claims he may have against the Company Released Parties (as defined below), his re-affirmation of his non-competition and non-disclosure covenants under the Employment Agreement and his compliance with the other covenants of this Agreement, the Company is willing to provide certain special severance compensation to Fleming and to release Fleming from certain claims the Company may have against him in accordance with the terms of this Agreement. In exchange for certain special severance compensation and the Company’s release of claims as described in this Agreement, Fleming is willing to waive, and to release the Company Released Parties from, any and all rights or claims that he may have against the Company Released Parties, including, but not limited to, any claims under the Age and Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), to re-affirm his non-competition and non-disclosure covenants under the Employment Agreement and to abide by the covenants and provisions contained in this Agreement.

Agreement

In consideration of the covenants and promises hereby provided, the actions taken pursuant thereto, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Company and Fleming agree as follows:

1.  Resignation/Separation of Employment. Fleming hereby voluntarily resigns his employment with the Company effective as of March 6, 2007, and the Company accepts such resignation. The Company and Fleming agree that Fleming’s employment with the Company has terminated effective March 6, 2007 (the “Separation Date”) as a result of Fleming’s voluntary resignation. Fleming further hereby resigns any and all positions he holds with the Company or any of its affiliates, including, but not limited to, any officer positions, effective as of the Separation Date.

2.  Salary; Submission of Business Expense Reimbursement Request. The Company will pay Fleming his base salary through the Separation Date. The Company will make such final salary payment to Fleming in accordance with the Company’s customary payroll practices. Fleming acknowledges and agrees that the Company has paid him all wages and other compensation, including, but not limited to, commissions, bonuses, incentive compensation and vacation pay, to which he is entitled under the Employment Agreement or otherwise in connection with his employment with the Company and that, except as expressly provided in this Agreement, Fleming is not entitled to any additional compensation from the Company. Fleming shall submit to the Company any request for reimbursement of business expenses together with all required supporting documentation by no later than March 19, 2007. The Company will evaluate and pay any such business expense reimbursement request timely submitted by Fleming in accordance with the Company standard expense reimbursement policies and practices. Fleming agrees that he is not entitled to any reimbursement if he does not submit such reimbursement request and the applicable supporting documentation to the Company by March 19, 2007.

3.  Termination of Employee Benefits. Fleming’s eligibility to participate in and/or his receipt of, all employee benefits and perquisites will terminate as of the Separation Date, except for any applicable COBRA rights and any vested benefits under any Company-sponsored qualified retirement plans.

4.  Severance Compensation. The Company agrees to pay Fleming the following special severance compensation, which absent this Agreement Fleming would not otherwise be entitled to receive: The Company will pay Fleming severance compensation in the total gross sum of One Hundred Seventy-Five Thousand Dollars ($175,000.00). Such severance compensation shall be paid in a single lump-sum payment, less all applicable payroll tax deductions/withholdings, within five (5) calendar days after this Agreement becomes effective.

5.  Fleming’s Release of Claims. Fleming hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue the Company and all of its current and/or former employees, officers, shareholders, directors, employee benefit plans and their fiduciaries, representatives and agents, and all persons acting by, through, or under or in concert with any of them, both individually and in their representative capacities (collectively, including without limitation the Company, the “Company Released Parties”) from any and all complaints, claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for damages, attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date Fleming signs this Agreement, including, but not limited to, any claims based upon, arising out of or in any manner connected with Fleming’s employment with the Company or the separation of Fleming’s employment with the Company, but excluding Fleming’s rights under Sections 3 and 4 of this Agreement. Without limiting the generality of the foregoing, Fleming acknowledges that the foregoing release/covenant not to sue is to be construed as broadly as possible and includes, but is not limited to, and constitutes a complete waiver of, any and all possible claims against the Company Released Parties under the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), as amended (including the Older Workers Benefit Protection Act), Title VII of the Civil Rights Act of 1964, the Civil Rights Act of 1991, the Equal Pay Act, the Americans With Disabilities Act, the Family and Medical Leave Act, the Employee Retirement Income Security Act and all other federal, state and local laws and statutes. Fleming represents that he has not filed with any agency or court any charges, complaints or legal actions against any of the Company Released Parties. Should any administrative agency or other person bring a complaint, charge or legal action on Fleming’s behalf against any of the Company Released Parties based on any acts, omissions or events occurring up through the date Fleming signs this Agreement, Fleming will notify such agency or person promptly that the matter has been resolved to his satisfaction and that he does not wish to have the matter pursued. If such agency or other person independently determines to initiate or pursue a complaint, charge or legal action on Fleming’s behalf against any of the Company Released Parties based on any acts, omissions or events occurring up through the date Fleming signs this Agreement, Fleming hereby waives any rights to, and will not accept, any remedy obtained through the efforts of such agency or person.

6.  The Company’s Release of Claims. The Company hereby generally, irrevocably and unconditionally releases and forever discharges and covenants not to sue Fleming from any and all complaints, claims, demands, liabilities, obligations, injuries, actions or rights of action of any nature whatsoever (including without limitation claims for attorneys’ fees, interest and costs), whether known or unknown, disclosed or undisclosed, administrative or judicial, suspected or unsuspected, that exist in whole or in part as of the date the Company executes this Agreement, including but not limited to, any claims based upon, arising out of or in any manner connected with Fleming’s employment with the Company or the separation of Fleming’s employment with the Company; provided, however, the foregoing release/covenant not to sue does not affect, release, or constitute a waiver of, Fleming’s obligations (and the Company’s rights) under the provisions of the Employment Agreement that survive this Agreement and the termination of Fleming’s employment with the Company, including Fleming’s obligations (and the Company's rights) pursuant to Sections 7, 8, 9, 10 and 11 of the Employment Agreement, which such provisions of the Employment Agreement remain effective and in full force.

7.  Return of Company Property. Fleming represents and covenants (a) that he has returned, or will immediately return, to the Company all property belonging to the Company, including, but not limited to, keys, access cards, files, equipment, business plans, financial statements, computer disks or files, documents and/or any such other Company property in Fleming’s possession or custody or under Fleming’s control, and (b) that he has not retained and will not retain copies of any the Company’s files, documents, electronic data or other property, including, but not limited to, any documents, materials or data containing any confidential information of the Company.

8.  Non-Disparagement. Fleming agrees and covenants that he will not make any statements, oral or written, that disparage, or damage the reputation of any of the Company Released Parties or the Company’s business. The Company agrees and covenants that it will not make any statements, oral or written, that disparage, or damage the reputation of, Fleming. Nothing in this section is intended to preclude or restrict in any way Fleming or the Company from making any disclosures as may be required by law, whether in response to any legal process, subpoena or otherwise.

9.  Employment Agreement. Fleming acknowledges and agrees that this Agreement does not affect his obligations (and the Company’s rights) under Section 7 (Covenant Not to Compete), Section 8 (Covenant Not to Disclose Confidential Information), Section 9 (Remedies), Section 10 (Inventions), and Section 11 (Surrender of Records) of the Employment Agreement and all related procedural and enforcement provisions of the Employment Agreement, and Fleming hereby re-affirms such covenants and obligations under the Employment Agreement. Fleming acknowledges that he does not have any continuing rights under the Employment Agreement.

10.  Age Act Advisements. Fleming acknowledges that: (a) the Company has advised him that his employment with the Company was covered by the Age Discrimination in Employment Act of 1967 (29 U.S.C. § 621 et seq.), as amended (including the Older Workers Benefit Protection Act) (the "Age Act"), and by this Agreement Fleming is releasing and waiving all claims under such Age Act; (b) the Company has advised him to consult with an attorney prior to signing this Agreement; (c) the Company has advised him that he has up to twenty-one (21) calendar days to consider and accept this Agreement by signing and returning this Agreement to the Company; and (d) the Company has advised him that for a period of seven (7) calendar days following Fleming’s signing of this Agreement, Fleming may revoke this Agreement by written notice to the Company and that this Agreement will not become binding and enforceable until the seven-day revocation period has expired, without Fleming having exercised his revocation right.

11.  No Admission. This Agreement and the actions taken pursuant to this Agreement do not constitute an admission by any party of any wrongdoing or liability, and each party expressly denies any wrongdoing or liability.

12.  Successors. This Agreement shall be binding upon and shall inure to the benefit of the heirs, personal representatives, successors, and assigns of each of the parties.

13.  Entire Agreement; Limited Survival of Employment Agreement Provisions. This Agreement constitutes the entire agreement of the parties with respect to the subject matter addressed herein and supersedes any prior agreements, understandings or representations, oral or written, with respect to the subject matter addressed herein, except for the provisions of Section 7 (Covenant Not to Compete), Section 8 (Covenant Not to Disclose Confidential Information), Section 9 (Remedies), Section 10 (Inventions), and Section 11 (Surrender of Records) of the Employment Agreement, and except for the related procedural and enforcement provisions of the Employment Agreement, all of which shall remain in effect. Fleming acknowledges he is not relying on any representations, promises or inducements, whether oral or written, made by the Company or its representatives except those expressly stated in this Agreement. The parties acknowledge that, except for this Agreement and those provisions of the Employment Agreement that remain in effect, there are no other agreements, oral or written, between them.

14.  Modification. This Agreement may not be amended, supplemented, or modified except by a written document signed by both Fleming and a duly authorized officer of the Company.

15.  Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Indiana. Any legal action relating to this Agreement shall be commenced and maintained exclusively in the state or federal courts located in Marion County, Indiana, and the parties hereby consent to the jurisdiction and venue of such courts.

16.  Severability. The provisions of this Agreement are severable, and the invalidity of any one or more provisions shall not affect or limit the enforceability of the remaining provisions. Should any covenant or provision be held unenforceable for any reason, then such covenant or provision shall be enforced to the maximum extent permitted by law.

17.  Counterparts. This Agreement may be executed in one or more counterparts (or upon separate signature pages bound together into one or more counterparts), all of which taken together shall constitute but one agreement. The parties acknowledge that signatures transmitted by facsimile or other electronic means are acceptable as much as original signatures for execution of this Agreement.

18.  Language Construed As A Whole. The language of this Agreement shall in all cases be construed as a whole, according to its fair meaning, and not strictly for or against any of the parties.

19.  Acknowledgement. Fleming acknowledges that he has read this Agreement, that he has had ample time to consider this Agreement, that he has had the opportunity to consult with his own legal counsel concerning this Agreement if he so chooses and that he is knowingly and voluntarily entering into this Agreement.

IN WITNESS WHEREOF, the Company and Fleming have executed this Agreement on the date(s) indicated below, intending it to become effective seven (7) days after Fleming signs the Agreement.

FLEMING	INTERACTIVE INTELLIGENCE, INC.

By: /s/ Jeremiah J. Fleming	By: /s/ Donald E. Brown
Jeremiah J. Fleming	Donald E. Brown, M.D., President

Date: March 7, 2007	Date: March 7, 2007